Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS FOURTH QUARTER
AND FISCAL 2016 RESULTS

ANNOUNCES NEW TWO-YEAR $1.75 BILLION STOCK REPURCHASE PROGRAM
AND 19% INCREASE IN QUARTERLY CASH DIVIDEND

ALSO PROVIDES FIRST QUARTER AND FISCAL 2017 GUIDANCE

Dublin, California, February 28, 2017 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the fourth quarter ended January 28, 2017 of $.77, up 17% from the prior year, on net earnings that rose 14% to $301 million. Sales for the fiscal 2016 fourth quarter grew 8% to $3.5 billion, with comparable store sales up 4% versus a 4% gain last year.

For the fiscal year, earnings per share rose 13% to $2.83, while net earnings increased 10% to $1.1 billion. Sales for the 2016 fiscal year grew 8% to $12.9 billion, with comparable store sales up 4% on top of a 4% increase in 2015.

Barbara Rentler, Chief Executive Officer, commented, “We are very pleased with our better-than-expected sales and earnings results for the fourth quarter and fiscal year, especially given our strong multi-year comparisons and the highly competitive and promotional holiday season. Our results continued to benefit from our ability to offer customers great values on a wide assortment of gifts and fashions for the family and the home.”

Ms. Rentler continued, “Fourth quarter operating margin grew 90 basis points to 13.6% up from 12.7% in the prior year. This improvement was mainly driven by our above-plan sales along with a favorable comparison of packaway-related costs versus last year’s fourth quarter. For the 2016 fiscal year, operating margin increased 40 basis points to a new record of 14.0%.”

New Two-Year $1.75 Billion Stock Repurchase Program and 19% Increase in Quarterly Cash Dividend

The Company’s Board of Directors authorized a new program to repurchase $1.75 billion of its common stock over the next two fiscal years. At recent stock prices, this new repurchase program represents about 6% of the Company’s total market value and a 25% increase over the prior two-year $1.4 billion authorization that was completed in January 2017.

The Board also approved an increase in the quarterly cash dividend to $.16 per share, up 19% on top of a 15% increase in the prior year. This higher quarterly dividend is payable on March 31, 2017 to stockholders of record as of March 10, 2017.

In commenting on these actions, Ms. Rentler said, “Our larger two-year $1.75 billion stock repurchase authorization and increase in the quarterly cash dividend demonstrate our ongoing confidence in the Company’s ability to generate significant amounts of cash after funding our growth and the other capital needs of our business. We have repurchased stock as planned every year since 1993 and also raised our cash dividend annually since 1994. This consistent record also reflects our unwavering commitment to enhancing stockholder value and returns.”

A total of 11.6 million shares of common stock were repurchased during fiscal 2016, for an aggregate purchase price of $700 million. During the fourth quarter, the Company repurchased 2.6 million shares for a total price of $170 million.

Fiscal 2017 Guidance

Looking ahead, Ms. Rentler said, “There continues to be uncertainty in the political, macro-economic, and retail climates, and we also face our own challenging sales and earnings comparisons. Thus, while we hope to do better, we believe it is prudent to remain somewhat cautious in planning our business for the 2017 fiscal year.”

For the 52 weeks ending January 27, 2018, the Company is forecasting same store sales to grow 1% to 2% compared to 4% last year. For the 53 weeks ending February 3, 2018, earnings per share are projected to be $3.02 to $3.15, up 7% to 11% from $2.83 in fiscal 2016. Incorporated in this guidance range is an estimated benefit to earnings per share of approximately $.08 from the 53rd week in fiscal 2017.

For the first quarter ending April 29, 2017, comparable store sales are forecast to be up 1% to 2% with earnings per share projected to be $.76 to $.79, up from $.73 in the first quarter of 2016.

The Company will host a conference call on Tuesday, February 28, 2017 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2016 results, and management’s outlook and guidance for fiscal 2017. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #55318917 until 8:00 p.m. Eastern time on March 7, 2017, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train and retain associates to execute our off-price strategies; unseasonable weather trends; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business - such breaches of our data security, or our failure or delay in detecting and mitigating a loss of personal or business information, could result in damage to our reputation, loss of customer confidence, violation (or alleged violation) of applicable laws, and could expose us to civil claims, litigation and regulatory action, and to unanticipated costs and disruption of our operations; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell could harm our reputation, result in lost sales, and increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and other home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; increase in our labor costs; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2015, and Form 10-Qs and 8-Ks for fiscal 2016.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2016 revenues of $12.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,340 locations in 36 states, the District of Columbia and Guam at fiscal 2016 year end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 193 dd’s DISCOUNTS® in 15 states at the end of fiscal 2016 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Sales	$3,510,158	$3,250,726	$12,866,757	$11,939,999

Costs and Expenses
Cost of goods sold	2,539,563	2,386,591	9,173,705	8,576,873
Selling, general and administrative	493,802	450,877	1,890,408	1,738,755
Interest expense, net	3,755	4,530	16,488	12,612
Total costs and expenses	3,037,120	2,841,998	11,080,601	10,328,240

Earnings before taxes	473,038	408,728	1,786,156	1,611,759
Provision for taxes on earnings	172,470	144,567	668,502	591,098
Net earnings	$300,568	$264,161	$1,117,654	$1,020,661

Earnings per share
Basic	$0.77	$0.66	$2.85	$2.53
Diluted	$0.77	$0.66	$2.83	$2.51

Weighted average shares outstanding (000)
Basic	388,258	398,229	392,124	403,034
Diluted	391,139	401,619	394,958	406,405

Dividends
Cash dividends declared per share	$0.1350	$0.1175	$0.5400	$0.4700

Stores open at end of period	1,533	1,446	1,533	1,446

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	January 28, 2017	January 30, 2016
Assets

Current Assets
Cash and cash equivalents	$1,111,599	$761,602
Short-term investments	—	1,737
Accounts receivable	75,154	73,627
Merchandise inventory	1,512,886	1,419,104
Prepaid expenses and other	113,410	116,125
Total current assets	2,813,049	2,372,195

Property and equipment, net	2,328,048	2,342,906
Long-term investments	1,288	1,331
Other long-term assets	166,966	152,687
Total assets	$5,309,351	$4,869,119

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,021,735	$945,559
Accrued expenses and other	398,126	376,522
Accrued payroll and benefits	316,492	280,766
Income taxes payable	16,153	—
Total current liabilities	1,752,506	1,602,847

Long-term debt	396,493	396,025
Other long-term liabilities	290,950	268,168
Deferred income taxes	121,385	130,088

Commitments and contingencies

Stockholders’ Equity	2,748,017	2,471,991
Total liabilities and stockholders’ equity	$5,309,351	$4,869,119

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	January 28, 2017	January 30, 2016

Cash Flows From Operating Activities
Net earnings	$1,117,654	$1,020,661
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	302,515	274,828
Stock-based compensation	74,554	70,937
Deferred income taxes	(8,703)	56,358
Tax benefit from equity issuance	23,331	42,382
Excess tax benefit from stock-based compensation	(23,331)	(42,302)
Change in assets and liabilities:
Merchandise inventory	(93,782)	(46,429)
Other current assets	(928)	(13,496)
Accounts payable	83,085	(41,464)
Other current liabilities	76,676	7,796
Other long-term, net	7,780	(3,019)
Net cash provided by operating activities	1,558,851	1,326,252

Cash Flows From Investing Activities
Additions to property and equipment	(297,880)	(366,960)
Decrease in restricted cash and investments	3,388	4,065
Purchases of investments	—	(718)
Proceeds from investments	1,729	1,104
Net cash used in investing activities	(292,763)	(362,509)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	23,331	42,302
Issuance of common stock related to stock plans	18,539	20,186
Treasury stock purchased	(43,321)	(68,925)
Repurchase of common stock	(700,000)	(700,000)
Dividends paid	(214,640)	(192,312)
Net cash used in financing activities	(916,091)	(898,749)

Net increase in cash and cash equivalents	349,997	64,994

Cash and cash equivalents:
Beginning of period	761,602	696,608
End of period	$1,111,599	$761,602

Supplemental Cash Flow Disclosures
Interest paid	$18,105	$18,035
Income taxes paid	$628,441	$523,597